Exhibit 99.1

Health Net, Inc. 21650 Oxnard St. Woodland Hills, CA 91367 (818) 676-6000 www.healthnet.com

Investor Contact:	Media Contact:

Angie McCabe	Brad Kieffer
818.676.8692	818.676.6833
angie.mccabe@healthnet.com	brad.kieffer@healthnet.com

HEALTH NET REPORTS FIRST QUARTER 2012 GAAP NET LOSS

OF $26.6 MILLION, OR A LOSS OF $0.32 PER SHARE

GAAP RESULTS INCLUDE IMPACT OF $18.5 MILLION

NET LOSS FROM DISCONTINUED OPERATIONS

WESTERN REGION OPERATIONS AND GOVERNMENT CONTRACTS SEGMENTS

PRODUCE COMBINED NET EARNINGS OF $0.10 PER DILUTED SHARE

FIRST QUARTER 2012 RESULTS IMPACTED BY $67 MILLION

IN ADVERSE PRIOR PERIOD CLAIMS DEVELOPMENT

COMPANY REVISES FULL-YEAR 2012 EARNINGS PER DILUTED SHARE GUIDANCE

FOR THE COMBINED WESTERN REGION OPERATIONS AND

GOVERNMENT CONTRACTS SEGMENTS TO A RANGE OF $2.35 TO $2.50

PREPARATIONS BEGIN FOR IMPLEMENTATION OF DUAL-ELIGIBLES DEMONSTRATION PILOTS

LOS ANGELES, May 3, 2012 – Health Net, Inc. (NYSE:HNT) today announced a 2012 first quarter GAAP net loss of $26.6 million, or a loss of $0.32 per share, compared with a GAAP net loss of $108.2 million, or a loss of $1.16 per share, for the first quarter of 2011. The 2011 and 2012 financial results included in this release and the attached financial tables reflect the treatment of the company’s Medicare stand-alone Part D (Medicare PDP) business as discontinued operations.

The 2012 first quarter GAAP results include:

1.	an $18.5 million net loss from discontinued operations, representing the company’s Medicare PDP business that was sold to an affiliate of CVS Caremark Corporation on April 1, 2012;

2.	$23.1 million in expenses related to the company’s Northeast operations and the transition of the Medicare PDP business; and

3.	$3.6 million in expenses related to the company’s general and administrative (G&A) cost reduction efforts.

For the first quarter of 2012, the company’s Western Region Operations (Western Region) and Government Contracts segments produced combined net earnings of $8.2 million, or $0.10 per diluted share, compared with $72.9 million, or $0.77 per diluted share, for the first quarter of 2011.

Key developments in the first quarter of 2012 include:

1.	The company underestimated incurred but not reported (IBNR) commercial reserves at December 31, 2011 due to significant delays in claims submissions for the fourth quarter of 2011 coupled with an unanticipated flattening of commercial medical claims trends. As a result, the company recorded approximately $67.0 million of adverse prior period development for the fourth quarter of 2011. The company believes the implementation of Health Insurance Portability and Accountability Act’s (HIPAA) new 5010 billing format caused the delayed claims submissions.

2.	Medicare Advantage enrollment at March 31, 2012 grew 8.1 percent from March 31, 2011 as a result of the company’s return to marketing during the 2011 annual enrollment period.

3.	Enrollment in the company’s commercial tailored network products grew by 8.0 percent from March 31, 2011 to March 31, 2012 and represents 35.0 percent of the company’s Western Region commercial membership as of March 31, 2012.

4.	Medicaid enrollment increased 9.9 percent from March 31, 2011 to March 31, 2012 to more than 1.0 million members.

“Given the impact of the adverse prior period development, we are revising our full-year 2012 earnings per diluted share guidance for the combined Western Region and Government Contracts segments to a range of $2.35 to $2.50,” said Jay Gellert, Health Net’s chief executive officer.

The company noted that incremental administrative costs to implement the dual-eligibles demonstration pilots are not included in its full-year 2012 guidance.

“Importantly, we continue to believe that each of our businesses is sound. Underlying commercial health care cost trends remain moderate, and we believe our new pharmacy agreement with CVS Caremark that was effective April 1, 2012 and new provider contracts will help keep health care cost trends predictable through the balance of this year,” said Gellert. “In addition, our Medicare business is improving, and our Medicaid and Government Contracts businesses remain stable.”

DUAL-ELIGIBLES DEMONSTRATION PILOTS

On April 4, 2012, Health Net was selected by the California Department of Heath Care Services to participate in the state’s proposed dual-eligibles demonstration pilots in Los Angeles and San Diego counties.

“We are working very hard on preparing for the implementation of the dual-eligibles demonstration pilots,” said Gellert. “We continue to believe this will be a major business opportunity in 2013.”

CONSOLIDATED RESULTS

Health Net’s total revenues decreased 15.8 percent in the first quarter of 2012 to $2.8 billion compared with $3.4 billion in the first quarter of 2011, primarily due to the decline in Government Contracts revenues.

The revenue decline in Government Contracts is due to the T-3 TRICARE North contract that began on April 1, 2011. Unlike the prior TRICARE contract, the T-3 contract is a cost reimbursement plus fixed fee contract. Health Net now only records revenues and expenses associated with administrative services and related performance incentives and guarantees. These lower revenue and cost levels will continue over the term of the T-3 contract. The first quarter of 2012 is the final quarter for which Government Contracts results under the current contract will be compared to those under the prior contract.

Health plan services premium revenues increased by 7.1 percent to $2.6 billion in the first quarter of 2012 compared with $2.4 billion in the first quarter of 2011.

Investment income decreased to $22.3 million in the first quarter of 2012 compared with $23.8 million in the first quarter of 2011.

WESTERN REGION OPERATIONS SEGMENT

Health Plan Membership

The company’s total health plan enrollment was approximately 3.0 million at March 31, 2012, an increase of 1.2 percent compared with enrollment of approximately 2.9 million at March 31, 2011. Total enrollment in the company’s California health plan at March 31, 2012 was essentially flat compared with March 31, 2011.

Western Region commercial enrollment was approximately 1.3 million members at March 31, 2012, a decrease of 7.1 percent compared with enrollment of approximately 1.4 million members at March 31, 2011, and down 5.6 percent from December 31, 2011.

“We are pleased that membership in our tailored network products grew in the first quarter of 2012 as employer groups continued to choose lower cost alternatives,” said Jim Woys, Health Net’s chief operating officer. “Overall, commercial enrollment declined primarily due to the loss of three large group accounts on January 1, 2012. We are revising our 2012 commercial enrollment expectations to a range of a 7.0 percent to 9.0 percent decline as we remain disciplined in our pricing.”

Medicaid enrollment increased 9.9 percent to more than 1.0 million members at March 31, 2012 compared with 941,000 members as of March 31, 2011 as the company continued to add members from the Seniors and Persons with Disabilities program.

Enrollment in Health Net’s Medicare Advantage (MA) plans was 226,000 members at March 31, 2012, which represents an 8.1 percent increase compared with enrollment of 209,000 members at March 31, 2011.

“We are very pleased with our strong MA enrollment growth as it exceeded our expectations,” said Woys. “As a result of this growth in the first quarter of 2012, we are raising our full-year 2012 MA enrollment growth guidance to a range of 11 percent to 13 percent.”

Membership in the company’s Medicare PDP plans was 424,000 at March 31, 2012, a 5.7 percent increase compared with enrollment of 401,000 at March 31, 2011. This membership was sold effective April 1, 2012.

Revenues

Total revenues for the Western Region increased 7.1 percent in the first quarter of 2012 to $2.6 billion from approximately $2.5 billion in the first quarter of 2011.

Net investment income for the Western Region was $22.3 million in the first quarter of 2012 compared with $23.8 million in the first quarter of 2011 and $10.0 million in the fourth quarter of 2011.

Health Plan Services Expenses

Health plan services expenses in the Western Region increased 11.0 percent to $2.3 billion in the first quarter of 2012 compared with $2.1 billion in the first quarter of 2011.

Commercial Premium Yield and Health Care Cost Trends

In the Western Region, commercial premiums per member per month (PMPM) increased by 5.3 percent to approximately $375 in the first quarter of 2012 compared with approximately $356 in the first quarter of 2011.

Commercial health care costs PMPM in the Western Region increased 12.3 percent to approximately $342 in the first quarter of 2012 compared with approximately $305 in the first quarter of 2011.

“Our revised commercial premium yield guidance of 4.8 percent to 5.3 percent reflects our continued pricing discipline and an improving mix of business. In addition, we believe overall health care cost trends remain moderate, but as a result of the adverse prior period development, we now expect reported health care costs PMPM for 2012 to be 200 basis points to 220 basis points greater than commercial premium yields PMPM,” said Woys.

Medical Care Ratios (MCR)

The health plan services MCR in the Western Region was 89.6 percent in the first quarter of 2012 compared with 86.5 percent in the first quarter of 2011. The Western Region commercial MCR was 91.4 percent in the first quarter of 2012 compared with 85.7 percent in the first quarter of 2011. The 570 basis point deterioration in the Western Region commercial MCR was primarily due to the adverse prior period development.

The MA MCR in the Western Region was 87.9 percent in the first quarter of 2012 compared with 89.0 percent in the first quarter of 2011.

G&A Expense

G&A expense in the Western Region was approximately $230.8 million in the first quarter of 2012 compared with approximately $220.1 million in the first quarter of 2011. The G&A expense ratio was 8.8 percent in the first quarter of 2012 compared with 9.0 percent in the first quarter of 2011.

GOVERNMENT CONTRACTS SEGMENT

As previously described, health care administrative services under the company’s T-3 TRICARE North contract began on April 1, 2011.

Government Contracts revenues were $181.4 million in the first quarter of 2012 and $875.1 million in the first quarter of 2011.

Government Contracts expenses were $159.3 million in the first quarter of 2012 and $817.3 million in the first quarter of 2011.

Pretax income from the Government Contracts segment declined by $35.8 million in the first quarter of 2012 compared with the first quarter of 2011.

BALANCE SHEET

Cash and investments as of March 31, 2012 were approximately $1.8 billion and flat compared with cash and investments as of December 31, 2011 and March 31, 2011.

Reserves for claims and other settlements as of March 31, 2012 were $958.1 million compared with $889.9 million at March 31, 2011 and $912.1 million at December 31, 2011.

Days claims payable (DCP) for the first quarter of 2012 was 37.2 days compared with 37.8 days for the first quarter of 2011 and 39.0 days for the fourth quarter of 2011.

On an adjusted1 basis, DCP for the first quarter of 2012 was 53.0 days compared with 51.8 days for the first quarter of 2011 and 54.1 days for the fourth quarter of 2011.

The company’s debt-to-total capital ratio was 26.4 percent as of March 31, 2012 compared with 21.1 percent as of March 31, 2011 and 26.2 percent as of December 31, 2011.

Interest expense was $8.6 million in the first quarter of 2012 compared with $7.6 million in the first quarter of 2011.

[1]	See “Disclosures Regarding Non-GAAP Financial Information” attached to this press release for a reconciliation of this information to the comparable GAAP financial measure.

CASH FLOW FROM OPERATIONS

Operating cash flow was approximately $4.0 million in the first quarter of 2012 and includes the negative impact of $94 million related to the discontinued Medicare PDP business. The company also noted that in the first quarter of 2012 it received a fourth monthly Medicare payment of $196 million from the Centers for Medicare & Medicaid Services but did not receive the third monthly Medicaid payment of $102 million.

“We continue to expect operating cash flow to be at least equal to net income plus depreciation and amortization for the full-year 2012,” said Joseph Capezza, Health Net’s chief financial officer. “Also, excluding any future share repurchases and potential expenditures related to the dual-eligibles demonstration pilots this year, and including proceeds from the sale of our Medicare PDP business, we expect cash at the parent company at December 31, 2012 to be approximately $250 million.”

SHARE REPURCHASE

Health Net did not repurchase any of its common stock in the first quarter of 2012. The company currently has $400 million in remaining repurchase authority under its share repurchase program.

“We did not repurchase shares in the first quarter of 2011 because we were waiting for the cash proceeds from the Medicare PDP sale,” noted Gellert.

DIVESTED OPERATIONS AND SERVICES SEGMENT

The company’s Divested Operations and Services segment includes items related to the run-out of the Northeast business and transition-related expenses related to the Medicare PDP business that was sold on April 1, 2012. Health Net continues to administer run-out claims and provide certain administrative services for the Northeast business pursuant to claims servicing agreements in place with UnitedHealthcare and its affiliates.

2012 GUIDANCE

Health Net revised its 2012 full-year guidance for GAAP earnings per diluted share to a range of $2.85 to $3.00, or $2.35 to $2.50 for the combined Western Region and Government Contracts segments. The company also noted that incremental administrative costs to implement the dual-eligibles demonstration pilots are not included in its full-year 2012 guidance.

Following is a table with specific 2012 guidance metrics.

Metric	2012 Guidance as of May 3, 2012	2012 Guidance as of March 7, 2012

Year-end membership(a) Commercial Medicaid Medicare Advantage Total Western Region	-7% to -9% +3% to +5% +11% to +13% -1% to -2%	-3% to -5% +3% to +5% +8% to +10% Flat to +1%

Consolidated revenues(b)(c)	~$11.0 billion to $11.5 billion	~$11.5 billion to $12.0 billion

Commercial premium yields PMPM(a)	~ +4.8% to +5.3%	~ +4.3% to +4.8%

Commercial health care costs PMPM(a)	~200 to 220 basis points > premium yields PMPM	~40 to 60 basis points < premium yields PMPM

Selling cost ratio(a) G&A expense ratio(a)(c)	~2.3% to 2.4% ~8.5% to 8.7%	~2.3% to 2.4% ~8.6% to 8.8%

Tax rate(b)	37.0% to 38.0%	38.0% to 39.0%

Weighted-average fully diluted shares outstanding(d)	~83.0 million to 84.0 million	~82.0 million to 83.0 million

GAAP EPS(c)(d) Combined Western Region and Government Contracts EPS(c)(d)	$2.85 to $3.00 $2.35 to $2.50	$2.80 to $2.90 $3.30 to $3.40

(a)	For the company’s Western Region Operations segment
(b)	For the combined Western Region Operations and Government Contracts segments
(c)	Solely with respect to the May 3, 2012 guidance, these metrics include the impact of the sale of the company’s Medicare PDP business that closed on April 1, 2012.
(d)	The company’s guidance does not include the impact of share repurchases other than those to counter dilution.

CONFERENCE CALL

As previously announced, Health Net will discuss the company’s first quarter 2012 results during a conference call on Thursday, May 3, 2012, beginning at approximately 11:30 a.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

866.393.1637 (Domestic)	855.859.2056 (Replay – Domestic)
706.643.5711 (International)	404.537.3406 (Replay – International)

The access code for the live conference call and replay is 67363204. A replay of the conference call will be available through May 8, 2012. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports filed by the company from time to time with the Securities and Exchange Commission.

ABOUT HEALTH NET

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. Health Net, through its subsidiaries, provides and administers health benefits to approximately 6.0 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, U.S. Department of Defense, including TRICARE, and Veterans Affairs programs. Health Net’s behavioral health services subsidiary, Managed Health Network, Inc., provides behavioral health, substance abuse and employee assistance programs to approximately 4.9 million individuals, including Health Net’s own health plan members. Health Net’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit Health Net’s website at www.healthnet.com.

CAUTIONARY STATEMENTS

Health Net, Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. All statements in this press release, other than statements of historical information provided herein, including the guidance for future periods and the assumptions underlying such projections, may be deemed to be forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to changes in circumstances and a number of risks and uncertainties. Without limiting the foregoing, the guidance as to expected future period results and statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” “feels,” “will,” “projects” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied or projected by the forward-looking information and statements due to, among other things, health care reform and other increased government participation in and regulation of health benefits and managed care operations, including the ultimate impact of the Affordable Care Act, which could materially adversely affect Health Net’s financial condition, results of operations and cash flows through, among other things, reduced revenues, new taxes, expanded liability, and increased costs (including medical, administrative, technology or other costs), or require changes to the ways in which Health Net does business; rising health care costs; continued slow economic growth or a further decline in the economy; negative prior period claims reserve developments; trends in medical care ratios; membership declines; unexpected utilization patterns or unexpectedly severe or widespread illnesses; rate cuts and other risks and uncertainties affecting Health Net’s Medicare or Medicaid businesses; Health Net’s ability to successfully participate in the dual-eligibles demonstration pilots; litigation costs; regulatory issues with federal and state agencies including, but not limited to, the California Department of Managed Health Care, the Centers for Medicare & Medicaid Services, the Office of Civil Rights of the U.S. Department of Health and Human Services and state departments of insurance; operational issues; failure to effectively oversee our third-party vendors; noncompliance by Health Net or Health Net’s business associates with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information; any liabilities of the Northeast business that were incurred prior to the closing of its sale as well as those liabilities incurred through the winding-up and running-out period of the Northeast business; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within Health Net’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in Health Net’s other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as may be required by law, Health Net undertakes no obligation to address or publicly update its guidance, the assessment of the underlying assumptions or any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

The financial information presented in this press release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the company’s Form 10-Q for the quarter ended March 31, 2012.

Eight pages of tables follow.

# # #

Health Net, Inc.

Enrollment Data—By State

(In thousands)

				Change from
				December 31, 2011		March 31, 2011
	March 31, 2012	Dec 31, 2011	March 31, 2011	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	754	826	836	(72)	(8.7)%	(82)	(9.8)%
Small Group and Individual	302	308	338	(6)	(1.9)%	(36)	(10.7)%

Commercial Risk	1,056	1,134	1,174	(78)	(6.9)%	(118)	(10.1)%
Medicare Advantage	139	125	127	14	11.2%	12	9.4%
Medi-Cal	1,034	1,009	941	25	2.5%	93	9.9%

Total California	2,229	2,268	2,242	(39)	(1.7)%	(13)	(0.6)%

Arizona
Large Group	82	77	74	5	6.5%	8	10.8%
Small Group and Individual	62	63	50	(1)	(1.6)%	12	24.0%

Commercial Risk	144	140	124	4	2.9%	20	16.1%
Medicare Advantage	43	41	42	2	4.9%	1	2.4%

Total Arizona	187	181	166	6	3.3%	21	12.7%

Oregon
Large Group	35	50	49	(15)	(30.0)%	(14)	(28.6)%
Small Group and Individual	55	42	41	13	31.0%	14	34.1%

Commercial Risk	90	92	90	(2)	(2.2)%	0	0.0%
Medicare Advantage	44	39	40	5	12.8%	4	10.0%

Total Oregon	134	131	130	3	2.3%	4	3.1%

Total Health Plan Enrollment
Large Group	871	953	959	(82)	(8.6)%	(88)	(9.2)%
Small Group and Individual	419	413	429	6	1.5%	(10)	(2.3)%

Commercial Risk	1,290	1,366	1,388	(76)	(5.6)%	(98)	(7.1)%
Medicare Advantage	226	205	209	21	10.2%	17	8.1%
Medi-Cal/Medicaid	1,034	1,009	941	25	2.5%	93	9.9%

Western Region Operations	2,550	2,580	2,538	(30)	(1.2)%	12	0.5%

Medicare PDP (stand-alone)	424	382	401	42	11.0%	23	5.7%
Northeast Business	0	0	1	0	0.0%	(1)	(100.0)%

	424	382	402	42	11.0%	22	5.5%

Total	2,974	2,962	2,940	12	0.4%	34	1.2%

TRICARE—North Contract Eligibles	3,004	3,004	3,090	0	0.0%	(86)	(2.8)%

Health Net, Inc.

Enrollment Data—Line of Business

(In thousands)

				Change from
				December 31, 2011		March 31, 2011
	March 31, 2012	Dec 31, 2011	March 31, 2011	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	754	826	836	(72)	(8.7)%	(82)	(9.8)%
Arizona	82	77	74	5	6.5%	8	10.8%
Oregon	35	50	49	(15)	(30.0)%	(14)	(28.6)%

	871	953	959	(82)	(8.6)%	(88)	(9.2)%

Small Group and Individual
California	302	308	338	(6)	(1.9)%	(36)	(10.7)%
Arizona	62	63	50	(1)	(1.6)%	12	24.0%
Oregon	55	42	41	13	31.0%	14	34.1%

	419	413	429	6	1.5%	(10)	(2.3)%

Commercial Risk
California	1,056	1,134	1,174	(78)	(6.9)%	(118)	(10.1)%
Arizona	144	140	124	4	2.9%	20	16.1%
Oregon	90	92	90	(2)	(2.2)%	0	0.0%

	1,290	1,366	1,388	(76)	(5.6)%	(98)	(7.1)%

Medicare Advantage
California	139	125	127	14	11.2%	12	9.4%
Arizona	43	41	42	2	4.9%	1	2.4%
Oregon	44	39	40	5	12.8%	4	10.0%

	226	205	209	21	10.2%	17	8.1%
Medi-Cal/Medicaid
California	1,034	1,009	941	25	2.5%	93	9.9%

Total Health Plan Enrollment
Large Group	871	953	959	(82)	(8.6)%	(88)	(9.2)%
Small Group and Individual	419	413	429	6	1.5%	(10)	(2.3)%

Commercial Risk	1,290	1,366	1,388	(76)	(5.6)%	(98)	(7.1)%
Medicare Advantage	226	205	209	21	10.2%	17	8.1%
Medi-Cal/Medicaid	1,034	1,009	941	25	2.5%	93	9.9%

Western Region Operations	2,550	2,580	2,538	(30)	(1.2)%	12	0.5%

Medicare PDP (stand-alone)	424	382	401	42	11.0%	23	5.7%
Northeast Business	0	0	1	0	0.0%	(1)	(100.0)%

	424	382	402	42	11.0%	22	5.5%

Total	2,974	2,962	2,940	12	0.4%	34	1.2%

TRICARE—North Contract Eligibles	3,004	3,004	3,090	0	0.0%	(86)	(2.8)%

Health Net, Inc.

Consolidated Statements of Operations

($ in thousands, except per share data)

	Quarter Ended March 31, 2012	Quarter Ended December 31, 2011	Quarter Ended March 31, 2011
REVENUES:
Health plan services premiums	$2,620,949	$2,498,736	$2,449,087
Government contracts	181,362	194,632	875,127
Net investment income	22,304	10,047	23,835
Administrative services fees and other income	5,784	4,549	2,721
Divested operations and services revenue	—	—	12,449

Total revenues	2,830,399	2,707,964	3,363,219

EXPENSES:
Health plan services	2,343,659	2,149,873	2,117,286
Government contracts	162,310	157,020	822,152
General and administrative	237,276	230,375	404,500
Selling	61,561	61,615	60,565
Depreciation and amortization	7,430	7,086	8,468
Interest	8,628	8,499	7,620
Divested operations and services expense	23,096	29,988	58,329
Adjustment to loss on sale of Northeast subsidiaries	—	7	(34,854)

Total expenses	2,843,960	2,644,463	3,444,066

(Loss) income from continuing operations before income taxes	(13,561)	63,501	(80,847)
Income tax (benefit) provision	(5,427)	20,440	15,777

(Loss) income from continuing operations	(8,134)	43,061	(96,624)

Discontinued operation:
(Loss) income from discontinued operation, net of tax	(18,452)	17,142	(11,571)

Net (loss) income	$(26,586)	$60,203	$(108,195)

(Loss) income per share from continuing operations:
Basic	$(0.10)	$0.52	$(1.04)
Diluted	$(0.10)	$0.51	$(1.04)

(Loss) income per share from discontinued operation:
Basic	$(0.22)	$0.21	$(0.12)
Diluted	$(0.22)	$0.20	$(0.12)

Net (loss) income per share:
Basic	$(0.32)	$0.73	$(1.16)
Diluted	$(0.32)	$0.71	$(1.16)

Weighted average shares outstanding:
Basic	82,513	82,721	93,290
Diluted	82,513	84,247	93,290

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	March 31, 2012	December 31, 2011	March 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$391,032	$230,253	$142,297
Investments—available for sale	1,447,630	1,557,997	1,658,788
Premiums receivable, net	462,965	251,911	397,949
Amounts receivable under government contracts	234,120	234,740	293,646
Incurred but not reported (IBNR) health care costs receivable
under TRICARE North contract	—	—	292,649
Other receivables	165,533	225,004	76,893
Deferred taxes	100,639	46,659	25,471
Assets held for sale	145,240	—	—
Other assets	177,337	117,876	229,568

Total current assets	3,124,496	2,664,440	3,117,261
Property and equipment, net	152,524	145,302	122,966
Goodwill, net	565,886	605,886	605,886
Other intangible assets, net	19,842	20,699	23,270
Deferred taxes	—	49,685	55,957
Investments—available for sale— noncurrent	—	2,147	8,870
Other noncurrent assets	114,330	119,510	90,983

Total Assets	$3,977,078	$3,607,669	$4,025,193

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$958,124	$912,126	$889,876
Health care and other costs payable under government contracts	77,892	88,440	106,254
IBNR health care costs payable under TRICARE North contract	—	—	292,649
Unearned premiums	365,772	176,733	151,963
Liabilities held for sale	41,823	—	—
Accounts payable and other liabilities	355,743	240,281	514,957

Total current liabilities	1,799,354	1,417,580	1,955,699
Senior notes payable	398,941	398,890	398,736
Borrowings under revolving credit facility	112,500	112,500	—
Deferred taxes	7,272	—	—
Other noncurrent liabilities	234,698	235,553	184,159

Total Liabilities	2,552,765	2,164,523	2,538,594

Stockholders’ Equity
Common stock	149	147	147
Additional paid-in capital	1,310,438	1,278,037	1,255,246
Treasury common stock, at cost	(2,042,367)	(2,023,129)	(1,753,760)
Retained earnings	2,144,873	2,171,459	1,991,144
Accumulated other comprehensive income (loss)	11,220	16,632	(6,178)

Total Stockholders’ Equity	1,424,313	1,443,146	1,486,599

Total Liabilities and Stockholders’ Equity	$3,977,078	$3,607,669	$4,025,193

Debt-to-Total Capital Ratio	26.4%	26.2%	21.1%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended March 31, 2012	Quarter Ended December 31, 2011	Quarter Ended March 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(26,586)	$60,203	$(108,195)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Amortization and depreciation	7,430	7,086	8,468
Share-based compensation expense	12,384	6,257	9,428
Deferred income taxes	2,977	22,171	19,135
Excess tax benefits from share-based compensation	(5,896)	(70)	(1,164)
Adjustment to loss on sale of business	—	7	(34,854)
Net realized (gain) on sale on investments	(12,958)	(709)	(12,298)
Other changes	6,163	10,863	2,931
Changes in assets and liabilities:
Premiums receivable and unearned premiums	(87,970)	(240,347)	(105,587)
Other current assets, receivables and noncurrent assets	(25,684)	16,437	(26,664)
Amounts receivable/payable under government contracts	(14,725)	6,301	(34,801)
Reserves for claims and other settlements	84,457	39,089	(52,148)
Accounts payable and other liabilities	64,575	(47,105)	138,477

Net cash provided by (used in) operating activities	4,167	(119,817)	(197,272)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	650,832	128,299	398,470
Maturities of investments	38,958	40,941	74,407
Purchases of investments	(551,285)	(71,782)	(468,255)
Purchases of property and equipment	(15,373)	(32,124)	(10,305)
Purchase price adjustment on sale of Northeast Health Plans	—	80,000	41,036
Sales and purchases of restricted investments and other	2,710	(1,009)	(13,764)

Net cash provided by investing activities	125,842	144,325	21,589

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	14,415	1,047	7,990
Repurchases of common stock	(19,238)	(76,410)	(113,510)
Excess tax benefits from share-based compensation	5,896	70	1,164
Borrowings under financing arrangements	100,000	281,000	—
Repayment of borrowings under financing arrangements	(100,000)	(319,712)	—
Net (decrease) increase in checks outstanding, net of deposits	—	(5,901)	24,894
Customer funds administered	29,697	(50,685)	47,304

Net cash provided by (used in) financing activities	30,770	(170,591)	(32,158)

Net increase (decrease) in cash and cash equivalents	160,779	(146,083)	(207,841)
Cash and cash equivalents, beginning of period	230,253	376,336	350,138

Cash and cash equivalents, end of period	$391,032	$230,253	$142,297

Health Net, Inc.

SEGMENT INFORMATION

($ in thousands, except per share and PMPM data)

The following table presents Health Net's operating segment information.

	Quarter Ended March 31, 2012					Quarter Ended December 31, 2011					Quarter Ended March 31, 2011
	Western Region Operat- ions[1]	Govern- ment Contracts[7]	Divested Opera- tions and Services[3]	Cor- porate/ Other[4,5,6]	Consoli- dated	Western Region Opera- tions[1]	Govern- ment Contracts[7]	Divested Opera- tions and Services[3]	Cor- porate/ Other[4,5,6]	Consoli- dated	Western Region Opera- tions[1]	Govern- ment Contracts[2]	Divested Opera- tions and Services[3]	Cor- porate/ Other[4,5,6]	Consoli- dated
Health plan services premiums	$2,620,949				$2,620,949	$2,498,736				$2,498,736	$2,447,083		$2,004		$2,449,087
Government contracts		181,362			181,362		194,632			194,632		875,127			875,127
Net investment income	22,304				22,304	10,047				10,047	23,774		61		23,835
Administrative services fees and other income	5,784				5,784	4,549				4,549	2,721				2,721
Divested operations and services revenue					—			0		—			12,449		12,449

Total revenues	2,649,037	181,362	—	—	2,830,399	2,513,332	194,632	—	—	2,707,964	2,473,578	875,127	14,514	—	3,363,219
Health plan services	2,349,377		126	(5,844)	2,343,659	2,156,223		(25)	(6,325)	2,149,873	2,116,388		898		2,117,286
Government contracts		159,323		2,987	162,310		155,580		1,440	157,020		817,299		4,853	822,152
G&A excluding insurance, taxes and fees	209,780		(456)	6,467	215,791	201,918		(450)	8,231	209,699	195,964		873	183,377	380,214
Insurance, taxes and fees	21,024		461		21,485	20,219		457	—	20,676	24,131		155	—	24,286

G&A including insurance, taxes and fees	230,804		5	6,467	237,276	222,137		7	8,231	230,375	220,095		1,028	183,377	404,500
Selling	61,561				61,561	61,609		6		61,615	60,461		104		60,565
Depreciation and amortization	7,429		1		7,430	7,086				7,086	8,462		6		8,468
Interest	8,628				8,628	8,499				8,499	7,620		—		7,620
Divested operations and services expense			23,096		23,096			29,988		29,988			58,329		58,329
Adjustment to loss on sale of Northeast health plans					—			7		7			(34,854)		(34,854)

Total expenses	2,657,799	159,323	23,228	3,610	2,843,960	2,455,554	155,580	29,983	3,346	2,644,463	2,413,026	817,299	25,511	188,230	3,444,066

(Loss) income from operations before income taxes	(8,762)	22,039	(23,228)	(3,610)	(13,561)	57,778	39,052	(29,983)	(3,346)	63,501	60,552	57,828	(10,997)	(188,230)	(80,847)
Income tax (benefit) provision	(3,685)	8,776	(8,846)	(1,672)	(5,427)	20,417	15,853	(13,125)	(2,705)	20,440	22,103	23,389	(6,172)	(23,543)	15,777

(Loss) income from continuing operations	$(5,077)	$13,263	$(14,382)	$(1,938)	$(8,134)	$37,361	$23,199	$(16,858)	$(641)	$43,061	$38,449	$34,439	$(4,825)	$(164,687)	$(96,624)

Basic (loss) earnings per share from continuing operations	$(0.06)	$0.16	$(0.17)	$(0.02)	$(0.10)	$0.45	$0.28	$(0.20)	$(0.01)	$0.52	$0.41	$0.37	$(0.05)	$(1.77)	$(1.04)
Diluted (loss) earnings per share from continuing operations	$(0.06)	$0.16	$(0.17)	$(0.02)	$(0.10)	$0.44	$0.28	$(0.20)	$(0.01)	$0.51	$0.41	$0.36	$(0.05)	$(1.77)	$(1.04)
Basic weighted average shares outstanding	82,513	82,513	82,513	82,513	82,513	82,721	82,721	82,721	82,721	82,721	93,290	93,290	93,290	93,290	93,290
Diluted weighted average shares outstanding	82,513	84,287	82,513	82,513	82,513	84,247	84,247	82,721	82,721	84,247	94,843	94,843	93,290	93,290	93,290
Pretax margin	-0.3%					2.3%					2.4%
Commercial premium yield	5.3%					4.7%					5.7%
Commercial premium PMPM	$374.58					$360.12					$355.61
Commercial health care cost trend	12.3%					3.9%					5.0%
Commercial health care cost PMPM	$342.29					$305.52					$304.86
Commercial MCR	91.4%					84.8%					85.7%
Medicare Advantage MCR	87.9%					90.5%					89.0%
Medicaid MCR	86.7%					85.5%					85.0%
Health plan services MCR	89.6%					86.3%					86.5%
G&A expense ratio	8.8%					8.9%					9.0%
Selling costs ratio	2.3%					2.5%					2.5%

1	Includes the operations of the company's commercial, Medicare and Medicaid health plans in California, Arizona, Oregon and Washington, as well as the operations of the company's health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company's behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.

2	Includes the operations of government-sponsored managed care plans through the TRICARE program and other health care-related Department of Defense and Veterans Affairs government contracts.

3	Includes items related to the run-out of the Northeast business and transition-related expenses related to the Medicare PDP business that was sold on April 1, 2012.

4	Includes a litigation reserve true-up related to a previous accrual for a class action lawsuit.

5	Includes expenses primarily related to litigation.

6	Includes costs related to the company’s G&A cost reduction efforts and/or operations strategy.

7	Includes administrative services provided under the new T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts. Also includes amounts related to the operations of government-sponsored managed care plans through our prior TRICARE contract and amounts related to the completion of the prior TRICARE contract.

Health Net, Inc.

Disclosures Regarding Non-GAAP Financial Information

($ in millions)

Set forth below is a reconciliation of adjusted days claims payable (DCP), a non-GAAP financial measure, to the comparable GAAP financial measure, DCP. DCP is calculated by dividing the amount of reserve for claims and other settlements (claims reserve) by health plan services cost (health plan costs) during the quarter and multiplying that amount by the number of days in the quarter. In this press release, management presents an adjusted DCP metric which subtracts capitation, provider and other claims settlements and Medicare Advantage-Prescription Drug (MAPD) payables/costs from the claims reserve and health plan costs. For the first and fourth quarters of 2011, adjusted DCP also subtracts reserve for claims and other settlements held for sale on discontinued operations from the claims reserve.

Management believes that adjusted DCP provides useful information to investors because the adjusted DCP calculation excludes from both claims reserve and health plan costs amounts related to health care costs for which no or minimal reserves are maintained. In addition, solely with respect to the first and fourth quarters of 2011, adjusted DCP excludes from claims reserve the reserves relating to discontinued operations. Therefore, management believes that adjusted DCP may present a more accurate reflection of DCP than does GAAP DCP, which includes such amounts. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating the adjusted amounts, you should be aware that we have incurred expenses that are the same as or similar to some of the adjustments in the current presentation and we may incur them again in the future.

Our presentation of the adjusted amounts should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Reconciliation of Days Claims Payable:		Q1 2012	Q4 2011	Q1 2011

(1)	Reserve for Claims and Other Settlements	$958.1 [a]	$912.1	$889.9
	Less: Reserve for Claims and Other Settlements held for sale on discontinued operations	—	(31.7)	(34.5)

	Reserve for Claims and Other Settlements excluding held for sale on discontinued operations	$958.1	$880.4	$855.4
	Less: Capitation, Provider and Other Claim Settlements, and MAPD Payables	(85.6)	(59.0)	(78.6)

(2)	Reserve for Claims and Other Settlements - Adjusted	$872.5	$821.4	$776.8

(3)	Health Plan Services Cost	$2,343.7	$2,149.9	$2,117.3
	Less: Capitation, Provider and Other Claim Settlements, and MAPD Costs	(846.5)	(753.9)	(768.4)

(4)	Health Plan Services Cost - Adjusted	$1,497.2	$1,396.0	$1,348.9

(5)	Number of Days in Period	91	92	90

= (1) / (3) * (5) Days Claims Payable on GAAP Basis - (using end of period reserve amount)		37.2	39.0	37.8

= (2) / (4) * (5) Days Claims Payable - Adjusted Basis (using end of period reserve amount)		53.0	54.1	51.8

[a]	Excludes $38.5 million of Medicare PDP related reserves for claims and other settlements.

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

($ in millions)

	Health Plan Services
	YTD 3/2012	FY 2011	FY 2010
Reserve for claims (a), beginning of period	$720.8	$727.5	$692.2

Incurred claims related to:
Current Year	1,234.5	4,733.0	4,644.2
Prior Years (c)	25.0	(96.5)	(70.0)

Total Incurred (b)	1,259.5	4,636.5	4,574.2

Paid claims related to:
Current Year	591.1	4,024.4	3,929.3
Prior Years	634.8	618.8	609.6

Total Paid (b)	1,225.9	4,643.2	4,538.9
Less: Medicare PDP business	(0.2)	—	—

Reserve for claims (a), end of period	754.2	720.8	727.5
Add:
Claims Payable (d)	94.0	111.0	123.6
Other (e)	109.9	80.3	90.9

Reserves for claims and other settlements, end of period	$958.1	$912.1	$942.0

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each period-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.
(d)	Includes amount accrued for litigation and regulatory-related expenses.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.